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                                                                      Exhibit 12

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

                                                         PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
                                                         Computation of Ratio Of Earnings to Fixed Charges
                                                                       (Dollars in Millions)

                                                                  Year Ended December 31,                         Three Months
                                                ---------------------------------------------------------------       Ended
                                                1995            1996          1997          1998          1999    March 31, 2000
                                                ------         ------        ------        ------        ------   --------------
Earnings:
      Earnings before income taxes
       and net earnings in equity
       affiliates                               $1,231         $1,221        $1,165        $1,264        $  945       $249
      Plus:
        Fixed charges exclusive of
         capitalized interest                      107            118           128           135           164         52
        Amortization of capitalized interest        12             13            13            12            10          2
        Adjustments for equity  affiliates          14             15            14            16            16          4
                                                --------------------------------------------------------------------------
          Total                                 $1,364         $1,367        $1,320        $1,427        $1,135       $307
                                                ==========================================================================
Fixed Charges:
      Interest expense including amortization
       of debt discount/premium and debt
      expense                                   $   85         $   96        $  105        $  110        $  133       $ 43
      Rentals -  portion representative of
      interest                                      22             22            23            25            31          9
                                                --------------------------------------------------------------------------
      Fixed charges exclusive of capitalized
      interest                                     107            118           128           135           164         52
      Capitalized interest                           9             12            10             9            11          4
                                                --------------------------------------------------------------------------
          Total                                 $  116         $  130        $  138        $  144        $  175       $ 56
                                                ==========================================================================
Ratio of earnings to fixed charges                11.8           10.5           9.6           9.9           6.5        5.5
                                                ==========================================================================
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